CERTIFICATE OF AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF HF FOODS GROUP INC. (Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware) HF Foods Group Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY: 1. That the name of this company is HF Foods Group Inc. (hereinafter called the “Corporation”). 2. The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 19, 2016. A Certificate of Amendment changing the Corporation’s name from “Stars Acquisition Corp.” to “Atlantic Acquisition Corp.” was filed in the office of the Secretary of the State of Delaware on June 8, 2017. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 8, 2018. The Corporation then filed a Certificate of Amendment changing the Corporation’s name from “Atlantic Acquisition Corp.” to “HF Foods Group Inc.” on August 22, 2018. The Corporation then filed a Second Amended and Restated Certificate of Incorporation on November 4, 2019. 3. That the Board of Directors duly adopted resolutions proposing to amend the Second Amended and Restated Certificate of Incorporation of this Corporation, by striking therefrom in its entirety Article Seventh, declaring said amendment to be advisable and in the best interests of this Corporation and its stockholders, and authorizing the appropriate officers of this Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment is as follows: RESOLVED, that the Second Amended and Restated Certificate of Incorporation of this Corporation be amended by striking therefrom in its entirety Article Seventh. 4. This Certificate of Amendment of Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law. 5. This amendment has been duly adopted by unanimous written consent of the Board and a vote of a majority of the holders of the issued and outstanding shares of common stock of the Corporation at a meeting duly held in accordance with the applicable provisions of Sections 222 and 211 of the General Corporation Law of the State of Delaware.

2 IN WITNESS WHEREOF, the Corporation has caused this Amendment of the Second Amended and Restated Certificate of Incorporation to be signed by Zhou Min Ni, its Co-Chief Executive Officer, as of the 2nd day of July, 2020. Zhou Min Ni, Chief Executive Officer